SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 26th day of October, 2007,

AMONG

NEOMEDIA TECHNOLOGIES INC.

(the “Parent”)

and

NEOMEDIA TELECOM SERVICES INC.

(the “Vendor”)

and

GREYWOLF ENTERTAINMENT INC.

(the “Purchaser”)

WHEREAS the Vendor is a wholly-owned subsidiary of the Parent; and

WHEREAS the Vendor is the registered owner of ninety (90%) percent of the issued and outstanding shares in the capital stock of Triton Global Business Services Inc. (the "Corporation"), as described in Schedule A hereto (the "Shares");

AND WHEREAS the Corporation owes certain debts to the Parent, in the aggregate amount of $1,948,309.36, and having the particulars described in Schedule B hereto (collectively, the "Loans");

AND WHEREAS the Purchaser desires to purchase the Shares from the Vendor, and to assume the Loans;

AND WHEREAS the Vendor desires to sell the Shares to the Purchaser, and Parent desires to assign the Loans to the Purchaser;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the covenants, agreements and payment herein provided, the parties hereto hereby covenant and agree as follows:

1.    The Vendor hereby represents and warrants to the Purchaser that it is the registered and beneficial owner of the Shares, as described in Schedule A hereto.

2.    On the terms and subject to the conditions herein set out, the Parent shall cause the Vendor to sell to the Purchaser, and the Purchaser shall purchase from the Vendor, the Shares, and the Parent shall assign to the Purchaser and the Purchaser shall assume the Loans, all effective October 26, 2007 (the “Closing Date”).

3.    The Purchaser will pay the sum of One Million U.S. Dollars (US$1,000,000.00) for the Shares (the “Purchase Price”) to the Parent, by cash, certified cheque or solicitor's trust cheque.

4.    The Purchaser shall assume the Loans, and the Parent shall assign the Loan to the Purchaser. The Purchaser shall pay the sum of Three Hundred Fifty Thousand U.S. Dollars (US$350,000.00) (the "Loan Amount") to the Parent by cash, certified cheque or solicitor's trust cheque.

5.    The Purchaser shall assume all past, present and future liabilities of the Corporation, which liabilities are fairly and accurately represented on those financial statements of the Corporation previously provided by the Parent to the Purchaser (the “Financial Statements”). The Purchaser shall also assume liability for any outstanding claims, suits or actions pending or threatened against the Corporation.

6.    The Vendor and the Parent hereby represent and warrant, to the best of their knowledge, to the Purchaser as follows:

(a)
the Shares are solely owned by the Vendor as the registered owner, with a good and marketable title thereto, free and clear of all mortgages, liens, charges, security interests, adverse claims, pledges, encumbrances and demands whatsoever, except as described in Schedule C;

(b)
the authorized capital of the Corporation is described in Schedule A, and all of the shares in the capital stock of the Corporation have been duly and validly issued and are outstanding as fully paid and non-assessable, and are registered on the books of the Corporation in the names of the persons holding such shares;

(c)	the Parent and the Vendor have the necessary power and authority to enter into and perform their obligations under this Agreement;

(d)
no person, firm or corporation other than the Purchaser has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Parent or the Vendor of the Shares;

(e)
the Shares shall at the Closing Date be effectively transferred to the Purchaser free and clear of any actual or threatened liens, charges, pledges, hypothecations, claims, set-offs, options, calls, reservations, liabilities, security interests or encumbrances of any nature or kind whatsoever;

(f)
the Loans are bona fide debt obligations of the Corporation owing to the Parent for monies actually advanced by the Parent to the Corporation, the Corporation had all necessary authorizations to enter into the Loans with the Parent, the Loans are not in default, the Loans have not been settled, compromised or waived, and are good and collectible debts of the Parent at the face value thereof;

(g)	the Parent has the right to assign the Loans to the Purchaser, and the Corporation has been notified of, and provided its consent to such assignment;

(h)
the execution and delivery of this Agreement by the Parent and the Vendor and the consummation of the transactions contemplated hereby shall not result in a breach of any of the terms or conditions of or constitute default under any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which the Parent or the Vendor is now a party or by which the Parent or the Vendor or any of the Shares or Loans may be bound or affected;

(i)
this Agreement has been duly executed and delivered by the Parent and the Vendor and this Agreement and each of the documents delivered pursuant hereto constitutes, or will, at the time of execution and delivery by the Parent and the Vendor, constitute, valid and binding obligations of the Parent and the Vendor, enforceable in accordance with its terms

(j)
the Corporation is duly incorporated, organized and is validly existing in good standing under the laws of Canada and has all necessary corporate power, authority and capacity to own or lease its property and assets and to carry on its business as presently conducted by it. No proceedings have been taken or authorized by the Corporation, or by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Corporation. The Corporation possesses all licences required to be maintained by the Corporation and material to the conduct of the business as presently carried on by the Corporation;

(k)
with the exception of its ownership interest in Triton Global Communications, Inc., the Corporation has no subsidiaries and owns no shares in the capital of any other corporation and has not agreed to acquire any shares in the capital of any other corporation.

(l)
the minute book for the Corporation is complete and accurate and contains complete copies of all resolutions passed, meeting held and actions taken by the directors and shareholders of the Corporation as of the date hereof. All meetings held and resolutions passed were duly held, notice was given or waived in accordance with applicable law, the constating documents and by-laws of the Corporation, and quorum was present. The minute book for the Corporation contains complete and accurate registers of shareholders, officers and directors of the Corporation. The directors and officers of the Corporation have been duly and validly elected or appointed;

(m)
no dividends have been declared or paid on or in respect of any of the shares of the Corporation and no other distribution on any of its securities or shares has been made by the Corporation since the date of the Financial Statements save and except as disclosed in writing to the Purchaser. All dividends which, to the date of this Agreement, have been declared by the Corporation have been duly and validly declared and paid in full and there remains no outstanding obligation in respect thereof;

(n)	the property and assets of the Corporation are owned beneficially by the Corporation as the legal and beneficial owner thereof, with a good and marketable title thereto, free and clear of all liens, charges and encumbrances, except as described in Schedule C;

(o)
the Corporation has the right to use its name, and is the legal and beneficial owner of all trade-marks, patents, copyright and other intellectual property used by the Corporation in its business, free and clear of all liens, charges and encumbrances, and is not a party to or bound by any agreement or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, such intellectual property, except as described in Schedule C. The Corporation is not infringing upon the industrial or intellectual property rights, domestic or foreign, of any other person.

(p)
the Parent and the Vendor have disclosed to the Purchaser all material contracts and agreements to which the Corporation is a party or by which it is bound, and the Corporation is in compliance, in all material respects, with the terms of each such material contract including, without limitation, with all obligations to expend monies or to perform work and there has occurred no event which would constitute any material default or breach by the Corporation. The Corporation has the capacity, including the necessary personnel, equipment and supplies (subject to ordinary hiring and purchasing requirements), to perform all of its obligations under such contracts and agreements.

(q)
the Corporation maintains such policies of insurance, issued by responsible insurers, as are appropriate to its business and assets, and against such risks as are customarily carried and insured against by owners of comparable businesses and assets, which policies are all in full force and effect, and the Corporation is not in material default, whether as to the payment of premium or otherwise, under the terms of any such policy;

(r)	as of the Closing Date:

i.
there are no actions, suits or proceedings pending or threatened, before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign entity;

ii.	there are no existing grounds on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(s)	the Corporation has not made any guarantees, assurances, indemnities or otherwise guaranteed or promised to make payment for the debts of any other person or entity;

(t)
the Corporation has duly filed all reports or returns with respect to income, capital, sales, goods and services, excise, business and property tax and all other taxes or customs duties required to be filed by it and has paid all taxes, governmental charges, penalties, interest and fines due and payable by the Corporation up to the date hereof. The Corporation has paid as and when required by law all tax instalments due or alleged to be due up to the date hereof. The Corporation has made adequate provision for the taxes which are payable during the fiscal period(s) for which tax returns are not yet required to be filed;

(u)
the accounts receivable shown on the Financial Statements either have been collected or are good and collectible at the aggregate recorded amounts thereof, except to the extent of any reserves provided for such accounts in the Financial Statements as adjusted in the ordinary and usual course of business.

(v)
the Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America and fairly and accurately represent the financial condition and all assets and liabilities of the Corporation; and

(w)
the books and records, financial, corporate and otherwise, of the Corporation fairly and correctly set out and disclose in all material respects the financial position of the Corporation as at the date hereof and all material financial transactions of the Corporation have been accurately recorded in such books and records. There has been no change in the operation, affairs or condition of the Corporation since date of the Financial Statements.

7.    The Purchaser hereby represents and warrants to the Parent and Vendor as follows:

(a)
the execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby shall not result in a breach of any of the terms or conditions of or constitute default under any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which the Purchaser is now a party or by which the Purchaser is bound;

(b)	the Purchaser is not a non-Canadian within the meaning of the Investment Canada Act (Canada); and

(c)
this Agreement has been duly executed and delivered by the Purchaser and this Agreement and each of the documents delivered pursuant hereto constitutes, or will, at the time of execution and delivery by the Purchaser, constitute, valid and binding obligations of the Purchaser, enforceable in accordance with its terms.

8.    The representations and warranties contained herein will survive the completion of the purchase and sale of the Shares and the assignment and the assumption of the Loans notwithstanding such completion nor any investigation made by or on behalf of the Purchaser and will continue in full force and effect for the benefit of the Purchaser for a period of one (1) year from the Closing Date. Notwithstanding the foregoing, the representations set forth in paragraph 6(t) will continue for the period during which the applicable taxing authority has the right to issue a re-assessment.

9.    On the Closing Date, the Parent or the Vendor, as applicable, shall deliver to the Purchaser:

(a)	certificates respecting all the Shares, duly endorsed in blank for transfer, and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser, or its nominee(s);

(b)
an executed copy of a non-competition agreement and non-solicitation covenant, in form satisfactory to the Purchaser, prohibiting the Parent and the Vendor, directly or indirectly, in any manner whatsoever, from competing with the Corporation within Canada and the United States for a period of one (1) year following Closing Date with any business of the Corporation, other than with respect to cellular services. The Parent and the Vendor shall also agree not to solicit or otherwise divert employees, customers or suppliers of the Corporation and not to use any of the Corporation's confidential or proprietary information;

(c)
evidence of pending issuance of certificates representing shares of the Parent, registered in the name of Guy Fietz, or his nominee, on the Closing Date, of that number of shares of restricted common stock of the Parent having a market value of One Hundred Thirty Thousand U.S. Dollars ($130,000.00), based on the average closing price of such shares on the Over-the-Counter Bulletin Board for the seven (7) days prior to the Closing Date. A copy of a letter of instruction to the Parent’s stock transfer agent, along with proof of delivery of such letter of instruction, shall constitute satisfactory evidence of pending issuance on the Closing Date;

(d)	an executed copy of resolutions of the board of directors of the Parent and the Vendor authorizing all matters contemplated herein,

(e)	possession of all premises occupied by the Corporation together with all keys and any alarm codes in respect thereto; and

(f)
all of the Corporation's books and records of every nature and kind whatsoever and all original copies of documents, including, without limitation, all contracts, insurance policies, minute books and copies of all income tax returns filed by the Corporation and supporting documents thereto, wherever such books, records and documents may be situated and in whatever form or terms they may be stored in.

10.    The Parent and the Vendor shall jointly and severally indemnify and save harmless the Purchaser from all claims, actions, damages or losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)
any breach by the Parent or the Vendor of, or any inaccuracy of, any representation or warranty of the Parent or the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

(b)
any breach or non-performance by the Parent or the Vendor of any covenant to be performed by them that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

The indemnity shall be limited to an amount of One Million Three Hundred Fifty Thousand U.S. Dollars (US$1,350,000.00).

11.    The Purchaser shall be entitled to apply, on behalf of the Vendor, for a certificate pursuant to section 116 of the Income Tax Act (Canada), in respect of tax payable by the Vendor on the sale of the Shares. The Vendor shall execute all such authorizations and other documents as may be reasonably required by the Purchaser, and shall grant the Purchaser access to its books, records and information to enable the Purchaser to complete the application. The Vendor shall be responsible for the payment of any Corporate Income tax (if any) arising from the sale of the Shares by the Vendor to the Purchaser, related to Vendor’s gain or loss on the sale of stock transaction on the Vendor’s books of record.

12.    Notwithstanding the closing of the transactions contemplated herein, thirty percent (30%) of all monies received by the Corporation from The Billing Resource, aka Integretel Billing Solutions, dba Integretel, or any subsidiary or successor thereof (collectively, “Integretel”), on account of traffic and receivables relating to periods prior to the Closing Date, shall be received by the Corporation and held in trust for the benefit of the Parent, and the Purchaser shall cause the Corporation to promptly pay all such amounts to the Parent. For a period up to 18 months (18) from the date hereof, Parent shall have the right, at its own cost, to audit the books and records of Purchaser with respect to amounts paid by Integretel. Parent shall provide a written notice to Purchaser of its intent to audit, along with a schedule of requested documentation. Purchaser shall have fifteen (15) business days to provide such information. If an inspection or audit discloses an understatement of payments or nonpayment due to Parent under this Share Purchase Agreement, Purchaser shall pay Parent, within fifteen (15) days after receipt of the Parent inspection or audit report, the amount of the understatement, plus interest from the date originally due until the date of payment at a rate of 10% per annum. Purchaser shall reimburse Parent for the cost of the audit or inspection, including the charges of attorneys and any independent accountants and the travel expenses, room and board and compensation of Parent’s employees.

13.    The Parent and the Vendor shall cause all necessary steps and proceedings to be taken as may be reasonably required by the Corporation’s solicitors to permit the purchase of the Shares and the assumption of the Loans by the Purchaser and the Vendor shall deliver at the Closing Date a certificate representing the Shares duly endorsed for transfer to the Purchaser, and the Parent shall deliver a duly executed assignment of the Loans to the Purchaser.

14.    The parties hereto shall request that the Corporation cause the Shares and the Loans to be transferred on the books of the Corporation, to cancel the existing share certificates, issue new share certificates in the name of the Purchaser and to make entries in the securities register of the Corporation accordingly.

15.    Each of the parties will pay their own legal, accounting and other expenses incurred in connection with this Agreement.

16.    This Agreement shall be governed by and construed in accordance with the laws of Manitoba.

17.    The parties hereto shall sign, do and cause to be done everything reasonably necessary or desirable to give full effect to this agreement and every part hereof.

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IN WITNESS WHEREOF the parties hereto have executed this agreement effective the date set forth above.

NEOMEDIA TECHNOLOGIES INC.

Per:  /s/ William Hoffman

Name: William Hoffman
Title: CEO

I have authority to bind the corporation.

NEOMEDIA TELECOM SERVICES INC.

Per:  /s/ Scott Womble

Name: Scott Womble
Title: Secretary & Treasurer

I have authority to bind the corporation.

GREYWOLF ENTERTAINMENT INC.

Per:  /s/ Guy Fietz

Name: Guy Fietz
Title: CEO

I have authority to bind the corporation.